Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of BioVie, Inc. on Form S-1/A Amendment No. 3 to be filed on or about August 8, 2019, of our audit report dated October 4, 2018, except for common share, per share and loss per share presentation on a post-reverse split basis dated August 8, with respect to the financial statements of Biovie, Inc. for the years ended June 30, 2018 and 2017. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement..

D. Brooks and Associates CPA’s, P.A.

Palm Beach Gardens, FL

August 8, 2019